TRANSFER AGENT SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of this 10th  day of November, 2011, by and between AEGIS VALUE FUND, INC., a Maryland corporation (the "Company") and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

WHEREAS, the Company is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company, and is authorized to issue shares of common stock in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, USBFS is, among other things, in the business of administering transfer and dividend disbursing agent functions for the benefit of its customers; and

WHEREAS, the Company desires to retain USBFS to provide transfer and dividend disbursing agent services to each series of the Company listed on Exhibit A hereto (as amended from time to time) (each a “Fund” and collectively, the “Funds”).

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBFS as Transfer Agent

The Company hereby appoints USBFS as transfer agent of the Company on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.  The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.

2.	Services and Duties of USBFS

USBFS shall provide the following transfer agent and dividend disbursing agent services to the Fund:

A.
Receive and process all orders for the purchase, exchange, transfer, or redemption of shares in accordance with the applicable procedures described in the then-current statutory prospectus (“Prospectus”) and statement of additional information of the Fund and Rule 22c-1 under the 1940 Act and other applicable regulations.

B.
Process purchase orders with prompt delivery, where appropriate, of payment and supporting documentation to the Company’s custodian, and issue the appropriate number of shares with such shares being held in the appropriate shareholder account pursuant to the procedures described in the Prospectus.

C.
Arrange for the issuance of shares obtained through transfers of funds from Fund shareholders’ accounts at financial institutions and arrange for the exchange of shares for shares of other eligible investment companies, when permitted by the applicable Prospectus.

D.	Process redemption requests received in good order and, where relevant, deliver appropriate documentation to the Company's custodian.

E.
Pay proceeds upon receipt from the Company's custodian, where relevant, in accordance with the instructions of redeeming shareholders and pursuant to the Funds’ procedures described in the applicable Prospectus.

F.	Process transfers of shares in accordance with the shareholder's instructions, after receipt of appropriate documentation from the shareholder as specified in the Prospectus.

G.	Process exchanges between Funds and/or classes of shares of Funds within the same family of funds in accordance with the procedures described in the Prospectuses.

H.	Calculate and impose any redemption or exchange fees as may be applicable under the Prospectus.

I.
Prepare and transmit payments for dividends and distributions declared by the Company, or apply reinvestments for dividends declared by the Company with respect to the Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

J.
Serve as the Fund’s agent in connection with accumulation, open account or systematic plans including but not limited to systematic investment plans, systematic withdrawal plans, and systematic exchange plans.

K.	Make changes to shareholder records, including, but not limited to, address and plan changes (e.g., systematic investment and withdrawal, dividend reinvestment).

L.	Handle load and multi-class processing, including rights of accumulation and purchases by letters of intent in accordance with the Fund prospectus.

M.
Record the issuance of shares of the Fund and maintain, pursuant to Rule 17Ad-10(e) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a record of the total number of shares of the Fund which are authorized, issued and outstanding.

N.	Prepare ad-hoc reports as necessary at prevailing rates.

O.	Mail shareholder reports and Prospectuses to current shareholders.

P.
Prepare and file U.S. Treasury Department Forms 1099 and other appropriate information returns required with respect to dividends, distributions and cost basis information, as applicable, for all shareholders.

Q.
Set up and maintain shareholder accounts and records, including IRAs and other retirement accounts, and provide shareholder account information upon request and prepare and mail confirmations and statements of account to shareholders for all purchases, redemptions and other confirmable transactions as agreed upon with the Company.

R.
Provide, promptly upon request, the Taxpayer Identification Number or other identifying information of any shareholder that purchased, redeemed, transferred or exchanged shares of the Company, and the amount and dates of such shareholder purchases, redemptions, transfers and exchanges.

S.	Assist in monitoring shareholder transaction activity for the purposes of identifying transaction activity that may be excessive to the Company or their shareholders.

T.
Execute any instructions from the Company to restrict or prohibit further purchases or exchanges of a Fund’s shares by a shareholder who has been identified by the Company as having engaged in transactions of a Fund’s shares (directly or indirectly through an intermediary account) that violates applicable law or any policies established by the Fund for the purposes of eliminating or reducing any dilution of the value of the outstanding securities issued by the Funds

U.
Mail and/or obtain shareholders’ certifications under penalties of perjury and pay on a timely basis to the appropriate federal or state authorities any taxes to be withheld on dividends and distributions paid by the Company, all as required by applicable federal tax laws and regulations.

V.	Answer correspondence from shareholders, securities brokers and others relating to USBFS’s duties hereunder within required time period established by applicable regulation.

W.
Reimburse the Fund each month for all material losses resulting from “as of” processing errors for which USBFS is responsible in accordance with the “as of” processing guidelines set forth on Exhibit B hereto.

X.
Maintain compliance policies and procedures reasonably designed to ensure compliance by USBFS with all applicable federal and state law and regulations applicable to the services to be provided hereunder.

Y.	Calculate average assets held in shareholder accounts for purposes of paying 12b-1 and/or shareholder servicing fees as directed by the Fund

Z.	Provide service and support to financial intermediaries including but not limited to trade placements, settlements, and corrections.

3.	Additional Services to be Provided by USBFS

If the Company so elects, by including the service it wishes to receive in its fee schedule, USBFS shall provide the following services that are further described and that may be subject to additional terms and conditions specified in their respective exhibits, as such may be amended from time to time:

Internet Access, Fan Web, Vision Mutual Fund Gateway (Exhibit C)

The Company hereby acknowledges that exhibits are an integral part of this Agreement and, to the extent services included inExhibit Care selected by the Company, such services shall also be subject to the terms and conditions of this Agreement. To the extent the terms and conditions of this Agreement conflict with the terms and conditions included inExhibit C, as applicable, the terms in the relevant exhibit shall control. The provisions ofExhibit C, as applicable, shall continue in effect for as long as this Agreement remains in effect, unless sooner terminated pursuant to Section 13 hereof.

The indemnity and defense provisions set forth in Section 8 of the Agreement and inExhibit C, if applicable, shall indefinitely survive the termination and/or assignment of the Agreement

4.	Lost Shareholder Due Diligence Searches and Servicing

The Company hereby acknowledges that USBFS has an arrangement with an outside vendor to conduct lost shareholder searches required by Rule 17Ad-17 under the Securities Exchange Act of 1934, as amended.  Costs associated with such searches will be passed through to the Company as an out-of-pocket expense in accordance with the fee schedule set forth in Exhibit C hereto.  If a shareholder remains lost and the shareholder’s account unresolved after completion of the mandatory Rule 17Ad-17 search, the Company hereby authorizes vendor to enter, at its discretion, into fee sharing arrangements with the lost shareholder (or such lost shareholder’s representative or executor) to conduct a more in-depth search in order to locate the lost shareholder before the shareholder’s assets escheat to the applicable state.  The Company hereby acknowledges that USBFS is not a party to these arrangements and does not receive any revenue sharing or other fees relating to these arrangements.  Furthermore, the Company hereby acknowledges that vendor may receive up to 35% of the lost shareholder’s assets as compensation for its efforts in locating the lost shareholder.

5.	Anti-Money Laundering and Red Flag Identity Theft Programs

The Company acknowledges that it has had an opportunity to review the written procedures provided by USBFS describing various tools used by USBFS which are designed to promote the detection and reporting of potential money laundering activity by monitoring certain aspects of shareholder activity as well as written procedures for verifying a customer’s identity (collectively, the “Procedures”).  Further, the Company has determined that the Procedures, as part of the Company’s overall anti-money laundering program and Red Flag Identity Theft Prevention program, are reasonably designed to prevent the Fund from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provisions of the Fair and Accurate Credit Transactions Act of 2003 and the USA Patriot Act of 2001 and the implementing regulations thereunder.

Based on this determination, the Company hereby instructs and directs USBFS to implement the Procedures on the Company’s behalf, as such may be amended or revised from time to time, upon written notice to the Company.  It is contemplated that these Procedures will be amended from time to time by the parties as additional regulations are adopted and/or regulatory guidance is provided relating to the Company’s anti-money laundering and identity theft responsibilities.

USBFS agrees to provide to the Company:

(a)
Prompt written notification of any transaction or combination of transactions that USBFS believes, based on the Procedures, evidence money laundering or identity theft activities in connection with the Company or any shareholder of the Fund;

(b)
Prompt written notification of any customer(s) that USBFS reasonably believes, based upon the Procedures, to be engaged in money laundering or identity theft activities, provided that the Company agrees not to communicate this information to the customer;

(c)
Any reports received by USBFS from any government agency or applicable industry self-regulatory organization pertaining to USBFS’s anti-money laundering monitoring or the Red Flag Identity Theft Prevention Program on behalf of the Company;

(d)	Prompt written notification of any action taken in response to anti-money laundering violations or identity theft activity as described in (a), (b) or (c); and

(e)
Certified annual and quarterly reports of its monitoring and customer identification activities on behalf of the Company.  USBFS shall provide such other reports on the monitoring and customer identification activities conducted at the direction of the Company as may be agreed from time to time by USBFS and the Company.

The Company hereby directs, and USBFS acknowledges, that USBFS shall (i) permit federal regulators access to such information and records maintained by USBFS and relating to USBFS’s implementation of the Procedures, on behalf of the Company, as they may lawfully request, and (ii) permit such federal regulators to inspect USBFS’s implementation of the Procedures on behalf of the Company.

6.	Compensation

USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit C hereto (as amended from time to time).  USBFS shall also be compensated for such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by USBFS in performing its duties hereunder.  USBFS shall also be compensated for any increases in costs due to any change in applicable laws, provided that USBFS shall notify the Company in writing of any such increased costs prior to implementing any such increase. The Company shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the monthly billing notice, except for any fee or expense subject to a good faith dispute.  The Company shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Company is disputing any amounts in good faith.  The Company shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid.  Notwithstanding anything to the contrary, amounts owed by the Company to USBFS shall only be paid out of assets and property of the particular Fund involved.

7.	Representations and Warranties

A.	The Company hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by the Company in accordance with all requisite action and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(4)
A registration statement under the 1940 Act and the Securities Act of 1933, as amended, will be made effective prior to the effective date of this Agreement and will remain effective during the term of this Agreement, and appropriate state securities law filings will be made prior to the effective date of this Agreement and will continue to be made during the term of this Agreement as necessary to enable the Company to make a continuous public offering of its shares.

B.	USBFS hereby represents and warrants to the Company, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(4)	It is a registered transfer agent under the Exchange Act;

(5)	It will be ready to perform all duties under this Agreement as of its effective date;

(6)	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this agreement;

(7)
It has the financial resources, personnel and organizational requisites to enable it to perform its obligations under this Agreement and agrees to notify the Company of any change in its circumstances which would adversely impact its ability to perform its obligations under this Agreement;

(8)
There is no action, suit or proceeding before or by any court or governmental agency or body or otherwise, now pending, or to the knowledge of USBFS, threatened against or affecting USBFS which might result in a material adverse change in the condition, financial or otherwise, of USBFS;

(9)	It will maintain an appropriate level of errors and omissions or professional liability insurance coverage;

(10)	Its employees are subject to a Code of Ethics. USBFS agrees to maintain the confidentiality of the Company and shareholder information;

(11)	To the extent it has access to a Fund’s portfolio holdings prior to their public dissemination, USBFS will comply with the Fund’s portfolio holdings disclosure policy; and

(12)
It will maintain a disaster recovery and business continuity plan and adequate and reliable computer and other telecommunications equipment as are required by regulations applicable to USBFS and as are necessary and appropriate for it to carry out its obligations under this Agreement and, upon the Company’s reasonable request, will provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided by USBFS hereunder.

8.	Standard of Care; Indemnification; Limitation of Liability

A.
USBFS shall exercise reasonable care, prudence and diligence in the performance of its duties under this Agreement.  USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’ control, except a loss arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement, from USBFS’ breach of its representations and warranties hereunder or from USBFS’ bad faith, negligence, or willful misconduct in the performance of its duties or obligations under this Agreement.

B.
The Company shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that are sustained or incurred by USBFS as a result of the Company’s refusal or failure to comply with the terms of this Agreement, from the Company’s breach of its representations and warranties hereunder or from the Company’s bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement, provided, however, that the Company’s obligation to indemnify USBFS shall not be deemed to cover any claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement, from USBFS’s breach of its representations and warranties hereunder or from USBFS’ bad faith, negligence or willful misconduct in the performance of its duties or obligations under this Agreement.  This indemnity shall be a continuing obligation of the Company, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “USBFS” shall include USBFS’ directors, officers and employees.

C.
USBFS shall indemnify and hold the Company harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that are incurred by the Company as a result of USBFS’ refusal or failure to comply with the terms of this Agreement, from USBFS’ breach of its representations and warranties hereunder, or from USBFS’ bad faith, negligence, or willful misconduct in the performance of its duties or obligations under this Agreement.  This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “Company” shall include the Company’s directors, officers, affiliates, agents and employees.

D.	Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.

E.
In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues.  USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS.  USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available.  Representatives of the Company shall be entitled to inspect USBFS’ premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS.  Moreover, USBFS shall provide the Company, at such times as the Company may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

F.
In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification.  The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification.  In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section.  The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

G.	The indemnity and defense provisions set forth in this Section 8, and in Exhibit C, if applicable, shall indefinitely survive the termination and/or assignment of this Agreement.

H.	If USBFS is acting in another capacity for the Company pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

9.	Data Necessary to Perform Services

The Company or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon by the parties.

10.	Proprietary and Confidential Information

USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Company, all records and other information relative to the Company and prior, present, or potential shareholders of the Company (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Company.  Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from the Company or its agent, shall not be subject to this paragraph.

Further, USBFS will adhere to the privacy policies adopted by the Company pursuant to Title V of the Gramm-Leach-Bliley Act, or other applicable laws, rules or regulations, as may be modified from time to time.  In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Company and its shareholders.

11.	Records

USBFS shall keep records relating to the services performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Company, but in no event less than in the manner and for the periods required by applicable laws, rules and regulations, including, without limitation, Section 31 of the 1940 Act and the rules thereunder.  USBFS agrees that all such records prepared or maintained by USBFS relating to the services performed by USBFS hereunder are the property of the Company and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Company or its designee on and in accordance with its request.

12.	Compliance with Laws

The Company has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, the Sarbanes-Oxley Act of 2002, the USA Patriot Act of 2001 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its Prospectus and statement of additional information.  USBFS’ services hereunder shall not relieve the Company of its responsibilities for assuring such compliance or the Board of Director’s oversight responsibility with respect thereto.

USBFS agrees to cooperate with the Company and will facilitate the filing by the Company and/or its respective officers and auditors of any and all certifications or attestations as required by the Sarbanes-Oxley Act of 2002, including, without limitation, furnishing such certifications and sub-certifications from relevant officers of USBFS with respect to the services and recordkeeping performed by USBFS under this Agreement as the Company shall reasonably request from time to time. USBFS shall also furnish to the Company on an annual basis a copy of its SSAE 16 report.

USBFS shall furnish upon request its written policies and procedures adopted by USBFS which are required to be approved by the Company’s Board of Directors pursuant to Rule 38a-1 under the 1940 Act (“Rule 38a-1 Procedures”) to the Company’s Chief Compliance Officer (“CCO”) and a summary thereof, for review and the Company’s Board of Directors for approval.  In addition, with regard to that Board of Directors approval, USBFS shall furnish an analysis of how its Rule 38a-1 Procedures satisfy applicable legal requirements and an assessment of the risks relating to its operations. USBFS further agrees to cooperate with the Company in its review of such written policies and procedures, and to permit the CCO and personnel of Aegis Financial Corporation or its agents acting at the CCO’s direction to conduct on-site evaluations, due diligence inquiries and other on-going compliance monitoring at USBFS’s offices or otherwise. USBFS will provide to the Company without limitation such certifications and sub-certifications as the Company shall reasonably request from time to time regarding its Rule 38a-1 Procedures, including a quarterly certification of compliance with its Rule 38a-1 Procedures. USBFS further agrees to provide on an annual basis to the Company and the CCO, so that the Company can satisfy its obligations under Rule 38a-1, changed policies and procedures and a summary of any material change made to its Rule 38a-1 Procedures since the date of its last certification of compliance with the Rule 38a-1 Procedures.

USBFS agrees that it shall promptly notify the Company in the event it discovers that a “material compliance matter” (as such term is defined pursuant to Rule 38a-1 under the 1940 Act) arises with respect to the services it provides under this Agreement.

USBFS agrees to, on behalf of the Company, request information from dealers and other intermediaries selling shares of the Funds or providing services to the beneficial owners of shares, as the Company requests, regarding the dealer’s or intermediary’s compliance with applicable provisions of the Prospectus, Company policies and procedures and applicable legal requirements.

13.	Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above and, unless terminated pursuant to the terms hereof, will continue in effect for a period of two (2) years.  This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated (i) by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party or (ii) by the Company within 5 days after it receives notification from USBFS of an increase in costs pursuant to Section 6 hereof..  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Company.

14.	Duties in the Event of Termination

In the event that, in connection with termination at any time of this Agreement, a successor to any of USBFS’ duties or responsibilities hereunder is designated by the Company by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Company, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Company (if such form differs from the form in which USBFS has maintained the same, the Company shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’ personnel in the establishment of books, records, and other data by such successor.  If no such successor is designated, then such books, records and other data shall be returned to the Company.

15.           Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Company without the written consent of USBFS, or by USBFS without the written consent of the Company.

16.           Governing Law

This Agreement shall be construed in accordance with the laws of the State ofWisconsin, without regard to conflicts of law principles.  To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission thereunder.

17.           No Agency Relationship

Except to the extent provided herein, nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.  USBFS shall be an independent contractor of the Company and neither USBFS nor any of its managers, officers, employees, representatives or agents as such, is or shall be an employee of the Company. USBFS is responsible for its own conduct and the employment, control and conduct of its managers, officers, employees, representatives and agents.

18.           Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

19.           Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

20.           Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC
615 East Michigan Street
Milwaukee, WI  53202
Attn:  President

and notice to the Company shall be sent to:

Aegis Value Fund, Inc.
c/o Aegis Financial Corporation.
1100 N. Grebe Road, Suite 1040
Arlington, VA 22201
Attn: President

21.	Limited Recourse

USBFS agrees that the obligations assumed by the Company on behalf of the Funds pursuant to this Agreement shall be limited in all cases to the assets of the relevant Fund(s). USBFS further agrees that it will not seek satisfaction of any obligation of the Company or any Fund from any shareholders of the Company or any Fund, from the Board of Directors or any individual Director, or from any officer, employee or agent of the Company or any Fund. USBFS understands that the rights and obligations of each Fund, or series, under the Charter of the Company are separate and distinct from those of any and all other series.

22.	Muliple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

23.	Entire Agreement

This Agreement, together with any exhibits, attachments, appendices or schedules expressly referenced herein, sets forth the sole and complete understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, whether written or oral, between the parties.

[Signatures on the following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

AEGIS VALUE FUND, INC.	U.S. BANCORP FUND SERVICES, LLC

By: /s/Scott L. Barbee	By: /s/Michael R. McVoy

Name: Scott L. Barbee	Name: Michael R. McVoy

Title: President	Title: Executive Vice President

Exhibit A
to the
Transfer Agent Servicing Agreement

Fund Names

Aegis Value Fund, Inc.

Exhibit B
to the
Transfer Agent Servicing Agreement

As Of Processing Policy

USBFS will reimburse each Fund for any Net Material Loss that may exist on the Fund’s books and for which USBFS is responsible, at the end of each calendar month.  “Net Material Loss” shall be defined as any remaining loss, after netting losses against any gains, which impacts a Fund’s net asset value per share by at least ½ cent.  Gains and losses will be reflected on the Fund’s daily share sheet, and the Fund will be reimbursed for any Net Material Loss on a monthly basis.  USBFS will reset the as of ledger each calendar month so that any losses which do not exceed the materiality threshold of ½ cent will not be carried forward to the next succeeding month.  USBFS will notify the Adviser on the daily share sheet of any losses for which the advisor may be held accountable.

Nothing in this Exhibit B will otherwise limit USBFS’ liability to the Company or relieve USBFS of its obligation to indemnify and hold harmless the Company for losses suffered by the Company or Fund arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement, from USBFS’ breach of its representations and warranties hereunder, or from USBFS’ bad faith, negligence, or willful misconduct in the performance of its duties or obligations under this Agreement.

Exhibit C
to the
Transfer Agent Servicing Agreement

AEGIS FUNDS TRANSFER AGENT & SHAREHOLDER SERVICES ACCOUNT SERVICES FEE SCHEDULE atNovember, 2011

Annual Service Charges to the Fund*
▪  Base Fee Per CUSIP                                                             $[    ]/year plus [    ] basis point on all assets
▪  NSCC Level 3 Accounts                                                     $[    ]/open account
▪  Direct Open Accounts                                                        $[    ]/open account
▪  Closed Accounts                                                                 $[    ]/closed account

Services Included in Annual Base Fee Per CUSIP
▪  DST NSCC Charge

Activity Charges
▪  Manual Shareholder Transaction & Correspondence    $[    ]/event
▪  Omnibus Account Transaction                                          $[    ]/transaction
▪  Telephone Calls                                                                    $[    ]/minute ($[    ] max./call)
▪  Voice Response Calls                                                          $[    ]/call
▪  Daily Valuation/Manual 401k Trade                                  $[    ]/trade

Conversion
▪  $[    ]/open account

Out-Of-Pocket Expenses
Including but not limited to telephone toll-free lines, call transfers, mailing, sorting and postage, stationery, envelopes, service/data conversion, AML verification services, special reports, record retention, processing of literature fulfillment kits, lost shareholder search, disaster recovery charges, ACH fees, Fed wire charges, NSCC charges, voice response (VRU) maintenance and development, data communication and implementation charges, and travel.

Additional Services
Available but not included above are the following services - FAN Web shareholder e-commerce, FAN Mail electronic data delivery, Vision intermediary e-commerce, client Web data access (MFx Portal), client dedicated line data access, programming charges, training, Short-Term Trader reporting, cost basis reporting, Excessive Trader, 12b-1 aging, investor e-mail services, dealer reclaim services, shareholder performance statements, Same Day Cash Flow System, money market fund service organizations, charges paid by investors, literature fulfillment, physical certificate processing, Jumbo pricing, expedited CUSIP setup, sales reporting & 22c-2 reporting (MARS), electronic statements (Informa), and additional services mutually agreed upon.

*Subject to annual CPI increase, Milwaukee MSA.
Fees are billed monthly.

Exhibit C (continued) to the Transfer Agent Servicing Agreement – Aegis Value Fund, Inc.
SUPPLEMENTAL SERVICES - E-COMMERCE SERVICES FEE SCHEDULE atNovember, 2011
FAN Web
Shareholder internet access to account information and transaction capabilities through a hyperlink at the fund group web site.  Shareholders access account information, portfolio listing fund family, transaction history, purchase additional shares through ACH, etc.
▪  FAN Web Premium (Fund Groups over 50,000 open accounts)
    − Implementation - $[   ]/fund group – includes up to 25 hours of technical/BSA support
    − Annual Base Fee - $[   ]/year
▪  FAN Web Select (Fund Groups under 50,000 open accounts)
    − Implementation - $[   ]/fund group – includes up to 10 hours of technical/BSA support
    − Annual Base Fee - $[   ]/year
▪  FAN Web Direct (API) – Quoted Separately
▪  Customization - $[   ]/hour
▪  Activity (Session) Fees:
    − Inquiry - $[   ]/event
    − Account Maintenance - $[   ]/event
    − Transaction – financial transactions, reorder statements, etc. - $[   ]/event
    − New Account Set-up - $[   ]/event (Not available with FAN Web Select)
▪  Strong Authentication:
    − $[   ]/month per active FAN Web ID (Any ID that has had activity within the 180-day period prior to the billing cycle)
FAN Mail
Financial planner mailbox provides transaction, account and price information to financial planners and small broker/dealers for import into a variety of financial planning software packages.
▪  Base Fee Per Management Company – file generation and delivery - $[   ]/year
▪  Per Record Charge
    − Rep/Branch/ID - $[   ]
    − Dealer - $[   ]
▪  Price Files - $[   ] or $[   ]/user per month, whichever is less
Vision Mutual Fund Gateway
Permits broker/dealers, financial planners, and RIAs to use a web-based system to perform order and account inquiry, execute trades, print applications, review prospectuses, and establish new accounts.
▪  Inquiry Only
    − Inquiry - $[   ]/event
    − Per broker ID - $[   ]/month per ID
▪  Transaction Processing
    − Implementation - $[   ]/management company
    − Transaction – purchase, redeem, exchange, literature order - $[   ]/event
    − New Account Setup – $[   ]/event
    − Monthly Minimum Charge - $[   ]/month
Vision Electronic Statements
Provides the capability for financial intermediaries to access electronic statements via the Vision application.*
▪  Implementation Fees
    − Develop eBusiness Solutions Software - $[   ]/fund group
    − Code Print Software - $[   ]/fund group
▪  Load charges
    − $[   ]/image
▪  Archive charge (for any image stored beyond 2 years)
    −   $[   ]/document
*Normal Vision ID and activity charges also apply.

Exhibit C (continued) to the Transfer Agent Servicing Agreement – Aegis Value Fund, Inc.
TRANSFER AGENT & SHAREHOLDER SERVICES SUPPLEMENTAL SERVICES - E-COMMERCE SERVICES FEE SCHEDULE atNovember , 2011

Short-Term Trader – Software application used to track and/or assess transaction fees that are determined to be short-term trades.  Service can be applied to some or all funds within a fund family. Fees will be applied if the fund(s) have a redemption fee.
▪  90 days or less: $[    ] /open account
▪  91-180 days: $[    ]/open account
▪  181-270 days: $[    ]/open account
▪  271 days – 1 year: $[    ]/open account
▪  1 year – 2 years: $[    ] /open account

Cost Basis Reporting – Annual reporting of shareholder cost basis for non-fiduciary direct accounts based upon an average cost single category basis calculation.

Excessive Trader – Software application that monitors the number of trades (exchanges, redemptions) that meet fund family criteria for excessive trading and automatically prevents trades in excess of the fund family parameters.
▪  $[    ] setup /fund group of 1-5 funds, $[    ] setup /fund group of over 5 funds
▪  $[    ]/account per year

12b-1 Distribution Fee Aging – Aging shareholder account share lots in order to monitor and begin assessing 12b-1 fees after a certain share lot age will be charged at $[    ] per open account per year.

Client Web Data Access
USBFS client on-line access to fund and investor data through USBFS technology applications and data delivery and security software.
▪  Setup: MFx Portal - $[    ]
▪  Service - $[    ]/user per month
▪  Access to the following systems included:
    − BDS – Statement Storage and Retrieval
    − ReportSource – Mainframe T/A Report Library
    − T/A Imaging – Thin Client AWD
    − FundSource – Comprehensive Fund Information
    − 3270 – T/A Mainframe Access
▪  Custom Electronic File Exchange (DDS of delivery of TIP files) - $[    ] one time setup fee
    - $[    ]/file per month maintenance fee

Transfer Agent Training Services
▪  On-site at USBFS - $[    ]/day
▪  At client location - $[    ]/day plus travel and out-of-pocket expenses

Fees exclude postage and printing charges.

Exhibit C (continued) to the Transfer Agent Servicing Agreement – Aegis Value Fund, Inc.
TRANSFER AGENT & SHAREHOLDER SERVICES SUPPLEMENTAL SERVICES FEE SCHEDULE at November, 2011

Physical Certificate Processing – Services to support the setup and processing of physical certificated shares for a fund family:
▪  $[    ] setup/fund group
▪  $[    ]/certificate transaction

Jumbo Pricing (JUMBO) – allows grouping of accounts for the purpose of calculating the advanced commission paid to a dealer.
▪  $[    ]/account group per year

Expedited CUSIP Setup - $[    ]/CUSIP (Less than 35 days)

Charges Paid by Investors
Shareholder accounts will be charged based upon the type of activity and type of account, including the following:

Qualified Plan Fees
▪  $[    ]/qualified plan account or Coverdell ESA account (Cap at $[    ]/SSN)
▪  $[    ]/transfer to successor trustee
▪  $[    ]/participant distribution (Excluding SWPs)
▪  $[    ]/refund of excess contribution
▪  $[    ]/reconversion/recharacterization

Additional Shareholder Paid Fees
▪  $[    ]/outgoing wire transfer or overnight delivery
▪  $[    ]/telephone exchange
▪  $[    ]/return check or ACH or stop payment
▪  $[    ]/research request per account (Cap at $[    ]/request) (This fee applies to requests for statements older than the prior year)

Literature Fulfillment Services*
▪  Account Management
    − $[    ]/month (account management, lead reporting and database administration)
▪  Out-of-Pocket Expenses
    − Kit and order processing expenses, postage, and printing
▪  Inbound Teleservicing Only
    − Account Management - $[    ]/month
    − Call Servicing - $[    ]/minute
▪  Lead Conversion Reporting (Closed Loop)
    − Account Management- $[    ]/month
    − Database Installation, Setup -$[    ]/fund group
Specialized Programming - (Separate Quote)*

SK 23261 0002 1239177